CONFORMED COPY

u.s.$150,000,000

8.75 per cent. Loan Participation Notes due 2016
with an interest rate step up in 2011

issued by, but without recourse to,

STANDARD BANK PLC

for the sole purpose of financing a u.s.$150,000,000 subordinated loan to

CLOSED JOINT-STOCK COMPANY COMMERCIAL BANK PRIVATBANK

agency agreement

CONTENTS
Clause	Page
1. Interpretation	2
2. Appointment of the Agents	3
3. The Notes; Authentication	3
4. Delivery of Permanent Global Note and Definitive Notes	4
5. Replacement Notes and Coupons	5
6. Payments to the Principal Paying Agent	6
7. Payments to Noteholders	7
8. Miscellaneous Duties of the Agents	10
9. Fees and Expenses	13
10. Terms of Appointment	13
11. Changes in Agents	15
12. Notices	17
13. Law and Jurisdiction	19
14. Modification	19
15. Rights of Third Parties	19
16. Counterparts	19
SCHEDULE 1 Specified Offices of the Agents	20

THIS AGREEMENT is made on 9 February 2006

BETWEEN

(1)	STANDARD BANK PLC (the "Issuer");
(2)	JPMORGAN CHASE BANK, N.A. as principal paying agent (the "Principal Paying Agent");
(3)	UBS AG as paying agent (together with the Principal Paying Agent, the "Paying Agents"); and
(4)	J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED as trustee (the "Trustee").

WHEREAS

(A)	The Issuer has authorised the creation and issue of U.S.$150,000,000 in aggregate principal amount of 8.75 per cent. Loan Participation Notes due 2016 with an interest rate step up in 2011 (the "Notes") for the sole purpose of financing a subordinated loan (the "Subordinated Loan") to Closed Joint-Stock Company Commercial Bank PrivatBank (the "Borrower") subject to and in accordance with, the subordinated loan agreement between the Issuer and the Borrower dated 3 February 2006 as amended and supplemented from time to time (the "Subordinated Loan Agreement").
(B)	The Notes will constitute the obligations of the Issuer to account to the holders of the Notes for amounts equivalent to payments of principal, interest or, as the case may be, additional amounts (if any) actually received from the Borrower under the Subordinated Loan Agreement less any amounts in respect of Reserved Rights (as defined in the Trust Deed).
(C)	The Notes will be constituted by and will in all respects be subject to and have the benefit of, a trust deed dated 9 February 2006 (as amended or supplemented from time to time, the "Trust Deed") and made between the Issuer and the Trustee.
(D)	The Notes will be in bearer form in denominations of U.S.$100,000 each and integral multiples of U.S.$1,000 in excess thereof. The Notes will initially be in the form of a temporary global note (the "Temporary Global Note"), interests in which will be exchangeable for interests in a permanent global note (the "Permanent Global Note") in the circumstances specified in the Temporary Global Note. The Permanent Global Note will in turn be exchangeable for notes in definitive form ("Definitive Notes"), with interest coupons ("Coupons") attached, only in certain limited circumstances specified in the Permanent Global Note.
(E)	The Issuer, the Paying Agents and the Trustee wish to record certain arrangements which they have made in relation to the Notes.

IT IS AGREED as follows:

1.	Interpretation
1.1	Definitions

In this Agreement, the following expressions have the following meanings:

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City, Kyiv and in the city where the Specified Office of the Principal Paying Agent is located;

"Common Depositary" means JPMorgan Chase Bank, N.A., designated for its role by Euroclear and Clearstream, Luxembourg;

"Fees and Expenses Side Letter" means the letter agreement between the Issuer, the Borrower, the Trustee and the other persons named therein dated 3 February 2006 setting out the fees, expenses and certain other amounts payable by the Borrower in connection with the Subscription Agreement, the Subordinated Loan Agreement, the Trust Deed and this Agreement;

"Paying Agent" and "Principal Paying Agent" include any successors thereto appointed from time to time in accordance with Clause 11 (Changes in Agents) and any of their respective Successors and "Paying Agent" means any one of the Paying Agents;

"Replacement Agent" means the Principal Paying Agent having its Specified Office in London;

"Required Agent" means any Paying Agent which is the sole remaining Paying Agent with its Specified Office in any city where a stock exchange on which the Notes are listed requires there to be a Paying Agent;

"Specified Office" means, in relation to any Agent:

(a)	the office specified against its name in Schedule 1 (Specified Offices of the Agents); or
(b)	such other office as such Agent may specify in accordance with Clause 11.8 (Changes in Specified Offices);

"Successor" means, in relation to any person, an assignee or successor in title of such person who, under the law of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such person under this Agreement or to which under such laws the same have been transferred; and

"Trustee" includes all persons for the time being appointed trustee or trustees under the Trust Deed.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause or a sub-clause or a Schedule is, unless otherwise stated, to a clause or a sub-clause hereof or a schedule hereto.

1.3	Principal and Interest

In this Agreement, any reference to principal or interest includes any additional amounts payable in relation thereto under the Conditions.

1.4	Terms defined in the Conditions and the Trust Deed

Terms and expressions used but not defined herein have the respective meanings given to them in the Conditions and the Trust Deed.

1.5	Statutes

Any reference in this Agreement to a statute, any provision thereof or to any statutory instrument, order or regulation made thereunder shall be construed as a reference to such statute, provision, statutory instrument, order or regulation as the same may have been, or may from time to time be, amended or re-enacted.

1.6	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

2.	Appointment of the Agents
2.1	Appointment

The Issuer, and, for the purposes of Clause 7.6 (Agents to act for Trustee) only, the Trustee, appoints each Agent as its agent in relation to the Notes for the purposes specified in this Agreement, the Trust Deed and in the Conditions.

2.2	Acceptance of Appointment

Each Agent accepts its appointment as agent of the Issuer, and, in respect of Clause 7.6 (Agents to act for Trustee), the Trustee, in relation to the Notes and agrees to comply with the provisions of this Agreement. Each Agent shall be deemed to have notice of the provisions of the Trust Deed and the Conditions.

2.3	The duties and obligations of the Agents hereunder shall be several and not joint.
3.	The Notes; Authentication
3.1	Availability

The Issuer shall arrange for the unauthenticated Permanent Global Note to be made available to or to the order of the Principal Paying Agent to be exchanged for interests in, and in accordance with the terms of, the Temporary Global Note. If the Issuer is required to deliver Definitive Notes pursuant to the terms of the Permanent Global Note, the Issuer shall (subject to the receipt of relevant funds from the Borrower) arrange for U.S.$150,000,000 in aggregate principal amount of unauthenticated Definitive Notes to be made available to or to the order of the Principal Paying Agent as soon as practicable and in any event not later than 30 days after the bearer of the Permanent Global Note has requested its exchange for Definitive Notes. The Issuer shall (subject to the receipt of relevant funds from the Borrower) also arrange for such unauthenticated Temporary Global Notes, Permanent Global Notes, Definitive Notes and Coupons as are required to enable the Replacement Agents to perform their obligations under Clause 5 (Replacement Notes and Coupons) to be made available to or to the order of the Replacement Agents from time to time.

3.2	Authority to Authenticate

Each of the Principal Paying Agent and the Replacement Agents is authorised by the Issuer to authenticate the Temporary Global Note, Permanent Global Note and the Definitive Notes (if any) by the signature of any of its officers or any other person duly authorised for the purpose by the Principal Paying Agent or (as the case may be) the Replacement Agents.

3.3	Duties of the Principal Paying Agent and the Replacement Agents

The Principal Paying Agent and each Replacement Agent shall hold in safe custody all unauthenticated Global Notes and Definitive Notes delivered to it in accordance with Clause 3.1 (Availability) and shall ensure that they are authenticated and delivered only in accordance with the terms hereof, of the Global Notes (if applicable) and of the Conditions.

4.	Delivery of Permanent Global Note and Definitive Notes
4.1	Delivery of Permanent Global Note

Subject to receipt by the Principal Paying Agent of the Permanent Global Note in accordance with Clause 3.1 (Availability), the Principal Paying Agent shall, against presentation or (as the case may be) surrender to it of the Temporary Global Note and in accordance with the terms thereof, authenticate and deliver to the bearer of the Temporary Global Note the Permanent Global Note in the aggregate principal amount required by the terms of the Temporary Global Note or, if the Permanent Global Note has already been issued in exchange for part only of the Temporary Global Note, procure that such aggregate principal amount is noted in the schedule to the Permanent Global Note and procure the signature of such notation on its behalf.

4.2	Annotation of Temporary Global Note and Permanent Global Note

On each occasion on which the Permanent Global Note is delivered pursuant to Clause 4.1 (Delivery of Permanent Global Note) or a further exchange of interests in the Temporary Global Note for interests in the Permanent Global Note is made, the Principal Paying Agent shall procure that there is noted in the respective schedules to the Temporary Global Note and the Permanent Global Note the aggregate principal amount of interests in the Permanent Global Note so delivered (the "relevant principal amount"), the new aggregate principal amount of the Permanent Global Note (which shall be the previous principal amount thereof plus the relevant principal amount) and the remaining principal amount of the Temporary Global Note (which shall be the previous principal amount thereof less the relevant principal amount) and shall procure the signature of each such notation on its behalf. The Principal Paying Agent shall cancel or procure the cancellation of the Temporary Global Note when and if it has made full exchange thereof for interests in the Permanent Global Note.

4.3	Delivery of Definitive Notes

Subject to receipt by the Principal Paying Agent of Definitive Notes in accordance with Clause 3.1 (Availability), the Principal Paying Agent shall, against presentation or (as the case may be) surrender to it of the Permanent Global Note and in accordance with the terms thereof, authenticate and deliver Definitive Notes in the required aggregate principal amount to the bearer of the Permanent Global Note; provided, however, that each Definitive Note shall at the time of its delivery have attached thereto only such Coupons as shall ensure that neither loss nor gain accrues to the bearer thereof.

4.4	Annotation of Permanent Global Note upon exchange for Definitive Notes

On each occasion on which Definitive Notes are delivered in exchange for the Permanent Global Note, the Principal Paying Agent shall procure that there is noted in the schedule to the Permanent Global Note the aggregate principal amount of Definitive Notes so delivered (the "relevant principal amount") and the remaining principal amount of the Permanent Global Note (which shall be the previous principal amount thereof less the relevant principal amount) and shall procure the signature of such notation on its behalf. The Principal Paying Agent shall cancel or procure the cancellation of the Permanent Global Note when and if it has made full exchange thereof for Definitive Notes.

5.	Replacement Notes and Coupons
5.1	Delivery of Replacements

Subject to receipt of sufficient replacement Temporary Global Notes, Permanent Global Notes, Definitive Notes and Coupons in accordance with Clause 3.1 (Availability), each Replacement Agent shall, upon and in accordance with the instructions of the Issuer (which instructions may, without limitation, include terms as to the payment of expenses and as to evidence, security and indemnity), authenticate (if necessary) and deliver a Temporary Global Note, Permanent Global Note, Definitive Note or Coupon as a replacement for any Temporary Global Note, Permanent Global Note, Definitive Note or Coupon which has been mutilated or defaced or which is alleged to have been destroyed, stolen or lost; provided, however, that the Replacement Agents shall not deliver any Temporary Global Note, Permanent Global Note, Definitive Note or Coupon as a replacement for any Temporary Global Note, Permanent Global Note, Definitive Note or Coupon which has been mutilated or defaced otherwise than against surrender of the same and shall not issue any replacement Temporary Global Note, Permanent Global Note, Definitive Note or Coupon until the applicant has furnished the Replacement Agent with such evidence and indemnity as the Issuer and/or the Replacement Agent may reasonably require and has paid such costs and expenses as may be incurred in connection with such replacement.

5.2	Replacements to be numbered

Each replacement Temporary Global Note, Permanent Global Note, Definitive Note or Coupon delivered under this Agreement shall bear a unique certificate or (as the case may be) serial number.

5.3	Cancellation of mutilated or defaced Notes

Each Replacement Agent shall cancel each mutilated or defaced Temporary Global Note, Permanent Global Note, Definitive Note or Coupon surrendered to it in respect of which a replacement has been delivered.

5.4	Notification

Each Replacement Agent shall notify the Issuer, each other Paying Agent and the Trustee of the delivery by it of any replacement Temporary Global Note, Permanent Global Note, Definitive Note or Coupon, specifying the certificate or serial number thereof and the certificate or serial number (if any and if known) of the Temporary Global Note, Permanent Global Note, Definitive Note or Coupon which it replaces and confirming that the Temporary Global Note, Permanent Global Note, Definitive Note or Coupon which it replaces has been cancelled and (if such is the case) destroyed in accordance with Clause 8.8 (Destruction).

6.	Payments to the Principal Paying Agent
6.1	Issuer to pay Principal Paying Agent

In order to provide for the payment of principal, interest and additional amounts, if any, in respect of the Notes as the same becomes due and payable, the Issuer shall, subject to the receipt of the relevant funds from the Borrower under the Subordinated Loan Agreement, pay or cause to be paid to the Collection Account on or before the date which is one Business Day before the day on which such payment becomes due under the Notes, an amount equal to the amount of principal, interest and/or (as the case may be) additional amounts, if any, falling due in respect of the Notes on such date.

6.2	Manner and Time of Payment

Each amount payable under Clause 6.1 (Issuer to pay Principal Paying Agent) shall be paid unconditionally by credit transfer in U.S. dollars and in same day, freely transferable, cleared funds not later than 10.00 a.m. (New York City time) on the relevant day to the Collection Account. The Issuer shall require the Borrower to procure that before 10.00 a.m. (New York City time) on the Business Day immediately preceding the date on which any payment is to be made pursuant to Clause 6.1 (Issuer to pay Principal Paying Agent), the bank effecting payment for the Borrower confirms by telex or authenticated SWIFT message to the Principal Paying Agent the payment instructions relating to such payment.

6.3	Exclusion of Liens and Interest

Pursuant to Clause 4 of the Trust Deed and the Security Interests (as defined therein), the Issuer has charged by way of first fixed charge in favour of the Trustee all of its rights, title and interest in and to all sums of money now or in the future deposited in the Collection Account, together with the debt represented thereby (except to the extent such debt relates to Reserved Rights). Subject to such charge, the Principal Paying Agent shall be entitled to deal with each amount paid to the Collection Account under this Clause in the same manner as other amounts paid to it as a banker by its customers; provided, however, that:

6.3.1	it shall not exercise against the Issuer, the Trustee or any other person any lien, right of set-off or similar claim in respect thereof;
6.3.2	it shall not be liable to any person for interest thereon; and
6.3.3	money held by it need not be segregated except as required by law.
6.4	Application by Principal Paying Agent

The Principal Paying Agent shall (and is hereby authorised by the Issuer to) apply in accordance with Clause 7 (Payments to Noteholders) each amount paid to the Collection Account and shall not be obliged to repay to the Issuer any such amount unless the claim for the relevant payment becomes void under Condition 8 (Prescription), in which event it shall refund at the written request of the Issuer or pursuant to its order such portion of such amount as relates to such payment by paying the same by credit transfer in U.S. dollars to such account with such bank in London as the Issuer has by notice to the Principal Paying Agent specified for the purpose.

6.5	Failure to Pay

If the Principal Paying Agent has not, by 10.00 a.m. (New York City time) on the date of any payment thereto the Collection Account by the Borrower under Clause 6.1, received unconditionally the full amount in U.S. dollars of the moneys payable on such date, it shall forthwith notify the Borrower, the Issuer, the Trustee and each other Paying Agent. If the Principal Paying Agent subsequently receives confirmation of such payment instructions, it shall forthwith notify the Borrower, the Issuer, the Trustee and each other Paying Agent. Each Paying Agent shall make payments in respect of the Notes only if and to the extent that amounts in respect thereof have been credited to the Collection Account pursuant to Clause 6.1 of this Agreement.

6.6	Obligation of Issuer

The obligations of the Issuer under Clause 6.1 (Issuer to pay Principal Paying Agent) are solely to make payments of amounts in aggregate equal to and in the same currency as each sum actually received by or for the account of the Issuer pursuant to the Subordinated Loan Agreement in respect of principal, interest and additional amounts (if any) (less any amounts in respect of the Reserved Rights as aforesaid).

7.	Payments to Noteholders
7.1	Payments by the Paying Agents

Subject to the payments to the Collection Account being duly made pursuant to Clause 6.1 (Issuer to pay Principal Paying Agent), each Paying Agent acting through its Specified Office shall make payments of principal, interest and additional amounts, if any, in respect of Notes in accordance with the Conditions, and in the case of the Temporary Global Note or the Permanent Global Note, the terms thereof; provided, however, that:

7.1.1	if any Definitive Note or Coupon is presented or surrendered for payment to any Paying Agent and such Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, such Paying Agent shall forthwith notify the Issuer, the Trustee and (if such Paying Agent is not the Principal Paying Agent) the Principal Paying Agent of such presentation or surrender and shall not make payment against the same until it is so instructed by the Issuer (or, for the purposes of Clause 7.6 (Agents to act for Trustee) only, the Trustee) and the Principal Paying Agent has received the amount to be so paid;
7.1.2	a Paying Agent shall not be obliged (but shall be entitled) to make such payments if:
(a)	in the case of the Principal Paying Agent, it has not received the full amount of any payment due to it under Clause 6.1 (Issuer to pay Principal Paying Agent); or
(b)	in the case of any other Paying Agent:
(i)	it has been notified in accordance with Clause 6.5 (Failure to Pay) that confirmation of the relevant payment instructions has not been received, unless it is subsequently notified that confirmation of such payment instructions has been received; or
(ii)	it is not able to establish that the Principal Paying Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 6.1 (Issuer to pay Principal Paying Agent);
7.1.3	each Paying Agent shall cancel each definitive Note or Coupon against surrender of which it has made full payment and shall, in the case of a Paying Agent other than the Principal Paying Agent, deliver each definitive Note or Coupon so cancelled by it to, or to the order of, the Principal Paying Agent;
7.1.4	in the case of payment of principal or interest against presentation of the Temporary Global Note or the Permanent Global Note, the relevant Paying Agent shall procure that there is noted in the schedule to the Temporary Global Note or (as the case may be) the Permanent Global Note the amount of such payment and, in the case of payment of principal, the remaining principal amount of the Temporary Global Note or (as the case may be) the Permanent Global Note (which shall be the previous principal amount thereof less the amount of principal then paid) and shall procure the signature of such notation on its behalf; and
7.1.5	notwithstanding any other provision of this Agreement, each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties or charges if and to the extent so required by applicable law, in which event such Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted. Each Paying Agent shall notify each of the Trustee, the Issuer and the Borrower in writing of any deduction or withholding from any payment which it makes under this Agreement.
7.2	Exclusion of Liens and Commissions

No Paying Agent shall exercise any lien, right of set-off or similar claim against any person to whom it makes any payment under Clause 7.1 (Payments by the Paying Agents) in respect thereof, nor shall any commission or expense be charged by it to any such person in respect thereof.

7.3	Reimbursement by the Principal Paying Agent

If a Paying Agent other than the Principal Paying Agent makes any payment in accordance with Clause 7.1 (Payments by the Paying Agents):

7.3.1	it shall notify the Principal Paying Agent of the amount so paid by it, the certificate or serial number (if any) of the Temporary Global Note, Permanent Global Note, definitive Note, or Coupon against presentation or surrender of which payment of principal was made, or of the Temporary Global Note, Permanent Global Note or definitive Note against presentation or surrender of which payment of interest was made, and the number of Coupons by maturity against presentation or surrender of which payment of interest was made; and
7.3.2	subject to and to the extent of compliance by the Issuer with Clause 6.1 (Issuer to pay Principal Paying Agent) (whether or not at the due time), the Principal Paying Agent shall pay to such Paying Agent out of the funds received by it under Clause 6.1 (Issuer to pay Principal Paying Agent), by credit transfer in U.S. dollars and in same day, freely transferable, cleared funds to such account with such bank in New York as such Paying Agent has by notice to the Principal Paying Agent specified for the purpose, an amount equal to the amount so paid by such Paying Agent.
7.4	Appropriation by Principal Paying Agent

If the Principal Paying Agent makes any payment in accordance with Clause 7.1 (Payments by Paying Agents), it shall be entitled to appropriate for its own account out of the funds received by it under Clause 6.1 (Issuer to pay Principal Paying Agent) an amount equal to the amount so paid by it.

7.5	Partial Payments

If at any time and for any reason a Paying Agent makes a partial payment in respect of the Temporary Global Note, the Permanent Global Note or any definitive Note or Coupon presented for payment to it, such Paying Agent shall endorse thereon a statement indicating the amount and the date of such payment.

7.6	Agents to act for Trustee

At any time after any Relevant Event (as defined in the Trust Deed) has occurred and is continuing, each Agent shall, if so required by notice given by the Trustee to the Issuer, the Borrower and the Agents (or such of them as are specified by the Trustee):

7.6.1	act thereafter, until otherwise instructed by the Trustee, as the agents of the Trustee in relation to payments and calculations to be made by or on behalf of the Trustee under the Trust Deed (save that the Trustee's liability for the indemnification of any of the Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Trust Deed and available to the Trustee for such purpose) and thereafter to hold all Definitive Notes and Coupons and all sums, documents and records held by them in respect of the Notes on behalf of the Trustee; and/or
7.6.2	deliver up all Definitive Notes and Coupons and all sums, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice; provided, however, that such notice shall not be deemed to apply to any document or record which any Agent is obliged not to release by any law or regulation.
7.7	Payments to Trustee

At any time after a Relevant Event has occurred, the Trustee may, by notice to the Issuer, the Borrower and the Principal Paying Agent, require the Issuer or the Borrower, as the case may be, to make all subsequent payments in respect of the Notes to or to the order of the Trustee and not to the Principal Paying Agent and any such payment shall be in full and final discharge of the Issuer's corresponding obligations in respect of the Notes or, as the case may be, the Borrower's corresponding obligations in respect of the Subordinated Loan Agreement.

8.	Miscellaneous Duties of the Agents
8.1	Records

The Principal Paying Agent shall:

8.1.1	maintain a record of the Temporary Global Note and the Permanent Global Note and all Definitive Notes and Coupons delivered hereunder and of their redemption, payment, cancellation, mutilation, defacement, alleged destruction, theft, loss or replacement (and, in the case of the Temporary Global Note, exchange of interests thereof for interests in the Permanent Global Note and, in the case of the Permanent Global Note, exchange thereof for Definitive Notes); provided, however, that no record need be maintained of the serial numbers of Coupons, save for the serial numbers of Coupons for which replacements have been issued under Clause 5 (Replacement Notes and Coupons) and unmatured Coupons missing at the time of redemption or other cancellation of the relevant Definitive Notes and for any subsequent payments against such Coupons;
8.1.2	maintain a record of all certifications received by it in accordance with Clause 8.3 (Certifications) or the provisions of the Temporary Global Note and all confirmations received by it in accordance with Clause 8.4 (Cancellation); and
8.1.3	make such records available for inspection at all reasonable times by the Issuer, the Borrower, the other Paying Agents and the Trustee.
8.2	Information from Paying Agent

The Paying Agent shall make available to the Principal Paying Agent such information as is reasonably required for the maintenance of the records referred to in Clause 8.1 (Records).

8.3	Certifications

Each Paying Agent shall promptly copy to the Issuer, the Borrower and, in the case of a Paying Agent other than the Principal Paying Agent, the Principal Paying Agent any certification received by it in accordance with the provisions of the Temporary Global Note.

8.4	Cancellation

The Issuer may from time to time deliver to the Principal Paying Agent Definitive Notes and unmatured Coupons relating thereto for cancellation, whereupon the Principal Paying Agent shall cancel such Definitive Notes and Coupons. In addition, the Issuer may from time to time procure the delivery to the Principal Paying Agent of Temporary Global Note or the Permanent Global Note with instructions to cancel a specified aggregate principal amount of Notes represented by it (which instructions shall be accompanied by confirmation from Euroclear or Clearstream, Luxembourg that Notes having such aggregate principal amount may be cancelled), whereupon the Principal Paying Agent shall procure that there is noted on the schedule to the Temporary Global Note or (as the case may be) the Permanent Global Note the aggregate principal amount of Notes so cancelled and the remaining principal amount of the Temporary Global Note or (as the case may be) the Permanent Global Note (which shall be the previous principal amount thereof less the aggregate principal amount of the Notes so cancelled) and shall procure the signature of such notation on its behalf.

8.5	Definitive Notes and Coupons in Issue

As soon as practicable (and in any event within three months) after each interest payment date in relation to the Notes, after each date on which Notes are cancelled in accordance with Clause 8.4 (Cancellation) and after each date on which the Notes fall due for redemption in accordance with the Conditions, the Principal Paying Agent shall notify the Issuer, the Borrower, the other Paying Agents and the Trustee (on the basis of the information available to it) of the number of any Definitive Notes or Coupons against surrender of which payment has been made and of the number of any Definitive Notes or (as the case may be) Coupons which have not yet been surrendered for payment.

8.6	Forwarding of Communications

The Principal Paying Agent shall promptly forward to the Issuer a copy of any notice or communication addressed to the Issuer by any Noteholder which is received by the Principal Paying Agent.

8.7	Publication of notices

The Principal Paying Agent shall, upon and in accordance with instructions of the Issuer and/or the Trustee received at least 5 days before the proposed publication date, arrange for the publication of any notice which is to be given to the Noteholders and shall supply a copy thereof to each other Paying Agent, the Trustee, Euroclear, Clearstream, Luxembourg and any stock exchange on which the Notes are listed.

8.8	Destruction

The Principal Paying Agent may destroy the Temporary Global Note following its cancellation in accordance with Clause 4.2 (Annotation of Temporary Global Note and Permanent Global Note) and the Permanent Global Note following its cancellation in accordance with Clause 4.2 (Annotation of Permanent Global Note upon exchange for Definitive Notes) and the Temporary Global Note and the Permanent Global Note and each Definitive Note or Coupon delivered to or cancelled by it in accordance with sub-clause 7.1 (Payments by Paying Agents) or cancelled by it in accordance with Clause 5.3 (Cancellation of mutilated or defaced Notes) or Clause 8.4 (Cancellation), in which case it shall furnish the Issuer and the Trustee with a certificate of destruction specifying the certificate or serial numbers (if any) of the Temporary Global Note or (as the case may be) the Permanent Global Note or Definitive Notes and the number of Coupons so destroyed.

8.9	Documents available for inspection

The Issuer shall provide to each Agent and the Trustee such documents that the Issuer may be required to deliver in relation to itself to the SWX Swiss Exchange, or such other stock exchange upon which the Notes are listed or quoted from time to time, by the rules of the SWX Swiss Stock Exchange, or such other exchange, as the case may be, to be made available at the Specified Office of the Agent having its Specified Office in Zurich, or such other country as may be required by the rules of such other stock exchange.

Each of the Agents shall make available for inspection during normal business hours at its Specified Office (i) the documents referred to in this Clause 8.9 and (ii) provided that they receive them from the Borrower, conformed copies of this Agreement, the Subordinated Loan Agreement and any other document expressed to be held by them in the Prospectus and, upon reasonable request, will allow copies of such documents to be taken.

8.10	Voting Certificates and Block Voting Instructions

Each Paying Agent shall, at the request of any Noteholder, issue Voting Certificates and Block Voting Instructions in a form and manner which comply with the provisions of Schedule 5 (Provisions for Meetings of the Noteholders) to the Trust Deed (except that it shall not be required to issue the same less than 48 hours before the time fixed for any Meeting provided for therein). Each Paying Agent shall keep a full record of Voting Certificates and Block Voting Instructions issued by it and shall give to the Issuer and the Trustee, not less than 24 hours before the time appointed for any Meeting, full particulars of all Voting Certificates and Block Voting Instructions issued by it in respect of such Meeting.

8.11	Account

The Issuer requests and the Principal Paying Agent agrees to open the Collection Account in the name of the Issuer for the purposes of receiving all payments due under the Conditions. Such deposits will be made by or by the order of the Borrower and the Principal Paying Agent shall apply funds received in this account in accordance with the terms hereof. The Collection Account has been designated the Collection Account number 25401102.

9.	Fees and Expenses
9.1	Fees

The Issuer shall, but only to the extent that it has previously been put in funds by the Borrower, pay to the Principal Paying Agent for the account of the Agents such fees as have been agreed between the Issuer and the Principal Paying Agent and recorded in the Fees and Expenses Side Letter and the Fees Indemnity Letter in respect of the services of the Agents hereunder (plus, subject to the receipt by the Issuer of the relevant funds from the Borrower, to pay any applicable value added tax).

The Principal Paying Agent shall arrange for payment of the commissions due to the other Agents and arrange for the reimbursement of their expenses promptly after receipt of the relevant moneys from the Issuer provided that such Agent is part of JPMorgan Chase group of companies.

9.2	Taxes

The Issuer shall, but only to the extent that it has previously been put in funds by the Borrower, pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement.

10.	Terms of Appointment
10.1	Rights and powers

Each Agent may, in connection with its services hereunder:

10.1.1	except as ordered by a court of competent jurisdiction or otherwise required by law and regardless of any notice of ownership, trust or any other interest therein, any writing thereon or any notice of any previous loss or theft thereof, but subject to sub-clause 7.1.1, treat the holder of any Temporary Global Note, Permanent Global Note, definitive Note or Coupon as its absolute owner for all purposes and make payments thereon accordingly;
10.1.2	assume that the terms of the Temporary Global Note, the Permanent Global Note and each definitive Note and Coupon as issued are correct;
10.1.3	refer any question relating to the ownership of the Temporary Global Note, the Permanent Global Note or any definitive Note or Coupon or the adequacy or sufficiency of any evidence supplied in connection with the replacement of the Temporary Global Note, the Permanent Global Note or any definitive Note or Coupon to the Issuer for determination by the Issuer and rely upon any determination so made;
10.1.4	rely upon the terms of any notice, communication or other document believed by it to be genuine; and
10.1.5	engage and pay for the advice or services of any lawyers or other experts whose advice or services it considers necessary and rely upon any advice so obtained (and such Agent shall be protected and shall incur no liability as against the Issuer in respect of any action taken, or permitted to be taken, in accordance with such advice and in good faith).
10.2	Extent of Duties

Each Agent shall only be obliged to perform the duties set out in this Agreement and the Notes and such other duties as are necessarily incidental thereto. No Agent shall:

10.2.1	be under any fiduciary duty or other obligation towards or have any relationship of agency or trust for or with any person other than the Issuer and, for the purposes of Clause 7.6 (Agents to act for Trustee) only, the Trustee; or
10.2.2	be responsible for or liable in respect of the legality, validity or enforceability of the Temporary Global Note, the Permanent Global Note or any definitive Note or Coupon or any act or omission of any other person (including, without limitation, any other Agent).
10.3	Freedom to Transact

Each Agent may purchase, hold and dispose of Notes and Coupons and may enter into any transaction (including, without limitation, any depositary, trust or agency transaction) with any holders of Notes or Coupons or with any other party hereto in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.

10.4	Acknowledgment

Each Agent accepts that the Issuer shall have no liability, obligation or responsibility to it in respect of this Agreement other than as specified herein, or for the performance of the Borrower's obligations under or in connection with the Subordinated Loan Agreement, or for any fees, commissions and expenses or other sums specified herein or for the performance and capacity of the Borrower in respect of its obligations under or in connection with the Subordinated Loan Agreement. In particular, nothing contained in this Agreement shall require the Issuer to expend or risk its own funds or otherwise incur any financial liability in the performance of its obligations or duties or the exercise of any right, power, authority or discretion hereunder until it has received from the Borrower the funds that are necessary to cover the costs and expenses in connection with such performance or exercise, or has been (in its sole discretion) sufficiently assured that it will receive such funds.

11.	Changes in Agents
11.1	Resignation

Any Agent may resign its appointment upon not less than 30 days' notice to the Issuer (with a copy to the Trustee, the Borrower and, in the case of an Agent other than the Principal Paying Agent, to the Principal Paying Agent); provided, however, that:

11.1.1	if such resignation would otherwise take effect less than 30 days before or after the maturity date or other date for redemption of the Notes or any interest payment date in relation to the Notes, it shall not take effect until the thirtieth day following such date; and
11.1.2	in the case of the Principal Paying Agent or a Required Agent, such resignation shall not take effect until a successor has been duly appointed in accordance with Clause 11.4 (Additional and Successor Agents) or Clause 11.5 (Agents may Appoint Successors) and notice of such appointment has been given to the Noteholders.
11.2	Revocation

The Issuer may (with the prior written approval of the Trustee and the Borrower) revoke its appointment of any Agent by not less than 30 days' notice to such Agent (with a copy, in the case of an Agent other than the Principal Paying Agent, to the Principal Paying Agent); provided, however, that, in the case of the Principal Paying Agent or any Required Agent, such revocation shall not take effect until a successor has been duly appointed in accordance with Clause 11.4 (Additional and Successor Agents) or Clause 11.5 (Agents may Appoint Successors) and previously approved in writing by the Trustee and the Borrower and notice of such appointment has been given to the Noteholders.

11.3	Automatic Termination

The appointment of any Agent shall terminate forthwith if (a) such Agent becomes incapable of acting, (b) a secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or any part of the undertaking, assets and revenues of such Agent, (c) such Agent admits in writing its insolvency or inability to pay its debts as they fall due, (d) an administrator or liquidator of such Agent or the whole or any part of the undertaking, assets and revenues of such Agent is appointed (or application for any such appointment is made), (e) such Agent takes any action for a readjustment or deferment of any of its obligations or makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium in respect of any of its indebtedness, (f) an order is made or an effective resolution is passed for the winding-up of such Agent or (g) any event occurs which has an analogous effect to any of the foregoing. If the appointment of the Principal Paying Agent or any Required Agent is terminated in accordance with the preceding sentence, the Issuer may appoint a successor in accordance with Clause 11.4 (Additional and successor agents).

11.4	Additional and Successor Agents

The Issuer may (subject to the receipt by the Issuer of the relevant funds from the Borrower) (with the prior written approval of the Trustee and the Borrower) appoint a successor principal paying agent and additional or successor paying agents and shall (subject to the receipt by the Issuer of the relevant funds from the Borrower) give notice of any such appointment to the continuing Agents, the Noteholders and the Trustee, whereupon the Issuer, the continuing Agents, the Trustee and the additional or successor principal paying agent, or paying agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

11.5	Agents may Appoint Successors

If the Principal Paying Agent or any Required Agent gives notice of its resignation in accordance with Clause 11.1 (Resignation) and by the tenth day before the expiry of such notice a successor has not been duly appointed in accordance with Clause 11.4 (Additional and successor agents), the Principal Paying Agent or (as the case may be) Required Agent may itself, following such consultation with the Issuer as is practicable in the circumstances and with the prior written approval of the Trustee and the Borrower appoint as its successor any reputable and experienced financial institution and give notice of such appointment to the Issuer, the remaining Agents, the Trustee and the Noteholders, whereupon the Issuer, the remaining Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

Any successor Agent shall execute and deliver to its predecessor, the Issuer and, where appropriate, the Principal Paying Agent an instrument accepting the appointment under this Agreement, and the successor Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the predecessor with like effects as if originally named as an Agent.

11.6	Release

Upon any resignation or revocation taking effect under Clause 11.1 (Resignation) or 11.2 (Revocation) or any termination taking effect under Clause 11.3 (Automatic Termination), the relevant Agent shall:

11.6.1	be released and discharged from its obligations under this Agreement (save that it shall remain entitled to the benefit of and subject to Clause 10 (Terms of Appointment) and Clause 11 (Changes in Agents));
11.6.2	in the case of the Principal Paying Agent, deliver to the Issuer, to the Borrower and to its successor a copy, certified as true and up-to-date by an officer or authorised signatory of the Principal Paying Agent, of the records maintained by it in accordance with Clause 8.1 (Records); and
11.6.3	forthwith (upon payment to it of any amount due to it in accordance with the provisions of this Agreement and the Subordinated Loan Agreement transfer all moneys and papers (including any unissued Notes held by it hereunder and any documents held by it pursuant to Clause 8.9 (Documents available for inspection)) to its successor and, upon appropriate notice, provide reasonable assistance to its successor for the discharge of its duties and responsibilities hereunder.
11.7	Merger

Any legal entity into which any Agent or the Trustee is merged or converted or any legal entity resulting from any merger or conversion to which such Agent is a party shall, to the extent permitted by applicable law, be the successor to such Agent or, as the case may be, the Trustee without any further formality, whereupon the Issuer, the other Agents, the Trustee and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion shall forthwith be given by such successor to the Issuer, the Borrower, the Trustee, the other Agents and the Noteholders.

11.8	Changes in Specified Offices

If any Agent decides to change its Specified Office (which may only be effected within the same city unless the prior written approval of the Issuer and the Trustee has been obtained), it shall give notice to the Issuer (with a copy to the Borrower, the Trustee and the other Agents) of the address of the new Specified Office stating the date on which such change is to take effect, which date shall be not less than 30 days after the date of such notice. The Principal Paying Agent shall on behalf of and at the expense of the Issuer but only to the extent that the Issuer has previously been put in funds by the Borrower, not less than 14 days prior to the date on which such change is to take effect (unless the appointment of the relevant Agent is to terminate pursuant to any of the foregoing provisions of this Clause on or prior to the date of such change) give notice thereof to the Noteholders.

12.	Notices
12.1	Addresses for notices

All notices and communications hereunder shall be made in writing (by letter or fax) and shall be sent as follows:

12.1.1	if to the Issuer, to it at:

Cannon Bridge House

25 Dowgate Hill

London EC4R 2SB

Fax: +44 20 7815 3091

Attention: Head of Operations/Paul Hewitt

12.1.2	if to an Agent, to it at the address or fax number specified against its name in Schedule 2 (Specified Offices of the Agents) (or, in the case of an Agent not originally a party hereto, specified by notice to the parties hereto at the time of its appointment) for the attention of the person or department therein specified;
12.1.3	if to the Trustee, to it at:

Trinity Tower

9 Thomas More Street

London E1W 1YT

Fax: +44 20 7777 5410

Attention: Manager, Trust Administration; and

12.1.4	if to the Borrower, to it at:

50 Naberezhna Peremohy Str.

Dnipropetrovsk

Ukraine 49094

Fax: +380 562 390 477

Attention: Deputy Chairman of the Board, Director of Treasury

or, in any case, to such other address or fax number or for the attention of such other person or department as the addressee has by prior notice to the sender specified for the purpose.

12.2	Delivery

Each communication and document to be made or delivered by one party to another pursuant to this Agreement shall, unless that other party has by prior notice to the same specified another address or fax number, be made or delivered to that other party at the address or fax number specified in Clause 12.1 (Addresses for Notices) and shall be effective upon receipt by the addressee on a business day in the city of the recipient; provided, however that (i) any such communication or document which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the city of the addressee and (ii) any communication or document to be made or delivered by one party to the other party shall be effective only when received by such other party and then only if the same is expressly marked for the attention of the department or officer identified Clause 12.1 (Addresses for Notices), or such other department or officer as such other party shall from time to time specify for this purpose.

12.3	Notices to Noteholders

Any notice required to be given to Noteholders under this Agreement shall be given in accordance with the Conditions; provided, however, that, so long as all the Notes are represented by the Temporary Global Note or the Permanent Global Note, notices to Noteholders shall be given in accordance with the terms of the Temporary Global Note or the Permanent Global Note.

12.4	Notices in English

All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

13.	Law and Jurisdiction
13.1	Governing Law

This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, English law.

13.2	English Courts

The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

13.3	Appropriate forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

13.4	Rights of the Agents and Trustee to take proceedings outside England

Clause 13.2 (English courts) is for the benefit of the Agents and the Trustee only. As a result, nothing in this Clause prevents the Agents or the Trustee from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, the Agents and the Trustee may take concurrent Proceedings in any number of jurisdictions.

14.	Modification

This Agreement may be amended by further agreement among the parties hereto and without the consent of the Noteholders or the Couponholders.

15.	Rights of Third Parties

Other than the enforcement by the Borrower of its express rights hereunder, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement.

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1
Specified Offices of the Agents

The Principal Paying Agent

JPMorgan Chase Bank, N.A.

Trinity Tower

9 Thomas More Street

London E1W 1YT

Telephone: +44 (0) 1202 34 7430

Fax: +44 (0) 1202 34 7438

Attention: Manager, Worldwide Securities Services

The Swiss Paying Agent

UBS AG

Bahnhofstrasse 45

CH-8001 Zurich

Switzerland

Fax: +41 44 235 4368

Attention: 0-021-Mandates

SIGNATURES

The Issuer

STANDARD BANK PLC

By: SIMON HUNT By: MARIA TERESA BEYRA

The Principal Paying Agent

JPMORGAN CHASE BANK, N.A

By: JASON MISTRY

The Paying Agent

UBS AG

By: AKSHATA RAO By: NICHOLAS LEWIS

The Trustee

J.P. MORGAN CORPORATE TRUSTEE SERVICES LIMITED

By: JASON MISTRY